Exhibit 99.1

CONTACT:	BARRY BORODKIN	RE: EXX INC
TEL #:	212-242-5444
FAX #:	212-206-0011

EXX INC

Suite 689

1350 East Flamingo Road

Las Vegas, NV 89119

EXX INC ANNOUNCES LABOR STRIKE AT A FACILITY

OF ITS NEWCOR, INC. SUBSIDIARY

Las Vegas, NV. August 23, 2004 - EXX INC (Amex: EXX-A and EXX-B) today announced that at 12:01AM on Saturday August 21, 2004, employees represented by Local 1279, United Steel Workers of America, walked off the job and commenced a strike at the Royal Oak, Michigan facility of Deco Engineering Inc., a subsidiary of EXX’s Newcor, Inc. subsidiary. Deco and the union have been unable to agree upon new contract terms during an extension period for an expired labor contract. Deco intends to continue production during this period with other non union and supervisory personnel. As a result of the strike, the amount of production will be somewhat curtailed. It is unknown at this time the extent of the impact on revenue or earnings on the consolidated financial statements of EXX INC.